COACHMEN INDUSTRIES BOARD OF DIRECTORS UNANIMOUSLY
REJECTS THOR INDUSTRIES UNSOLICITED ACQUISITION PROPOSAL COACHMEN INDUSTRIES

ANTICIPATES FIRST QUARTER EARNINGS OF 25 TO 26 CENTS

ELKHART, Ind., April 27/PRNewswire/ -- Coachmen Industries (NYSE: COA - news) announced today that its Board of Directors unanimously rejected an unsolicited acquisition proposal by Thor Industries (NYSE: THO - news), and urged Coachmen shareholders not to support Thor's efforts to disrupt Coachmen's business and forthcoming annual meeting. As previously announced, Thor has proposed the acquisition of all Coachmen's shares for nominal $18.00, sixty percent in cash and forty percent in stock. Thor is soliciting Coachmen shareholders to withhold votes for Coachmen's slate of director nominees and to oppose its 2000 stock incentive plan at Coachmen's annual meeting to be held on May 4. In rejecting the Thor proposal, the Board determined that it is not in the best interests of Coachmen's shareholders, employees, dealers, customers, suppliers, communities and other stakeholder constituencies. The Board cited, among other things: * Coachmen's strategic business plans and strategies which the Board believes will generate superior value for shareholders with Coachmen as an independent company.

    * The Board's belief, reached in conjunction with its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, that the Thor offer is inadequate and does not reflect the inherent value of Coachmen nor the significant growth potential of the Company's core RV and modular housing businesses.

    * The Board's concern that a combination with Thor would not achieve meaningful merger synergies. The Board noted that historically there have been a lack of returns to investment scale in the RV industry. The Board also believes there would be major difficulties in attempting to integrate two companies that have profoundly different operating philosophies as to product positioning and value, dealer practices and corporate culture. The Board also noted Thor's lack of familiarity with modular housing.

Accordingly, the Board recommended that Coachmen shareholders vote to elect the Company's slate of directors and to implement the 2000 Omnibus Stock Option Plan by voting "YES" on the Company's Proxy card. Following the Board meeting, Claire
C. Skinner, Coachmen's Chairman and CEO, said, "This is not the right time to sell the Company. We have built a strong franchise and diverse array of classes of RV products, as well as a leading position in modular housing, an industry we are transforming. We have strong relationships with our customers and dealers, based on the choice and quality they demand and have come to expect from Coachmen. We have invested heavily in technology over the past two years to enable us to leverage our broad product line and strong dealer relationships; without this technology, neither we nor anyone else will be able to meet the demand projected for these products.

"Investment in and the implementation of the Company's technology systems significantly impacted our 1999 financial results, and that impact has continued into 2000. We expect first quarter earnings to be approximately 25 to 26 cents per share, compared to a consensus estimate of 30 cents per share as reported by First Call. We retain our positive outlook for the long term and expect to double our 1999 EPS not later than 2004. "Thor has launched its proposal at a time when not only is Coachmen's stock price depressed, but the entire RV sector is out of favor with investors. Thor is trying to stampede shareholders to sell at a depressed price before the value of our recent spending on technology and infrastructure pays off. This is clearly an attempt to buy Coachmen on the cheap. Thor is the wrong partner proposing the wrong transaction at the wrong time and the wrong price," Ms. Skinner concluded.

Coachmen is one of the nation's leading manufacturers of recreation vehicles. The Company's All American Homes division is America's leading producer of modular homes. Unlike the manufactured housing industry, Coachmen's modular homes are built to local codes versus HUD codes. Recreation vehicles comprised eighty three percent of Coachmen's 1999 sales and modular homes represented seventeen percent. Coachmen is publicly held with stock listed on the New York Stock Exchange (NYSE) under the COA symbol.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the implementation of the new enterprise-wide software, the availability of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, and other risks identified in the Company's SEC filings.